   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           EASTGROUP PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    MARYLAND                                        13-2711135
          (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                                                                DAVID H. HOSTER II
                                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
             300 ONE JACKSON PLACE                            300 ONE JACKSON PLACE
            188 EAST CAPITOL STREET                          188 EAST CAPITOL STREET
        JACKSON, MISSISSIPPI 39201-2195                  JACKSON, MISSISSIPPI 39201-2195
                 (601) 354-3555                                   (601) 354-3555
         (ADDRESS, INCLUDING ZIP CODE,                 (NAME, ADDRESS, INCLUDING ZIP CODE,
   AND TELEPHONE NUMBER, INCLUDING AREA CODE,       AND TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                            JOSEPH P. KUBAREK, ESQ.
                        JAECKLE FLEISCHMANN & MUGEL, LLP
                            800 FLEET BANK BUILDING
                             TWELVE FOUNTAIN PLAZA
                            BUFFALO, NEW YORK 14202
                                 (716) 856-0600

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
     OF SECURITIES            AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
   TO BE REGISTERED            REGISTERED               PER UNIT             OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock...........     1,000,000 Shares           $17.22(1)             $17,220,000(1)              $5,080
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the rules and regulations under the Securities Act and based upon the average of the high and low sales prices of the Common Stock on August 31, 1998.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 2, 1998

PROSPECTUS

                           EASTGROUP PROPERTIES, INC.
                             DIRECT STOCK PURCHASE
                                      AND
                           DIVIDEND REINVESTMENT PLAN
                            ------------------------

                             COMMON STOCK, $0.0001
                              PAR VALUE PER SHARE
                            ------------------------

     EastGroup Properties, Inc. ("EastGroup" or the "Company") is offering its stockholders and other investors the opportunity to purchase shares of its common stock, $0.0001 par value per share ("Common Stock"), pursuant to EastGroup's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). The Plan allows stockholders to automatically reinvest some or all cash dividends that EastGroup may declare at current market prices and without brokerage commissions or other expense. The Plan also provides a method for all investors to purchase shares of Common Stock directly from EastGroup at current market prices without brokerage commissions or other expense.

     Participants in the Plan may:

     - Automatically reinvest cash dividends on the shares of Common Stock held in their names and on all shares of Common Stock held for them in the Plan.

     - Automatically reinvest cash dividends on less than all of the shares of Common Stock held in their names while continuing to receive the remainder of their cash dividends not reinvested.

     - Make additional investments as often as once a month, at current market prices, by sending a check or money order to the Plan administrator. These optional investments must be for at least $500 and no more than $10,000 in any one quarter.

     - Make automatic monthly investments by authorizing electronic funds transfers from participants' banking or checking accounts. Automated funds transfers may be for as little as $500 per quarter, but in no case for more than $10,000 per quarter.

     Persons who are not already stockholders may make an initial purchase of stock directly from EastGroup, at current market prices, in any amount between $500 and $10,000. Once a Plan account has been established, dividends will automatically be reinvested at current market prices and optional monthly investments may be made within the guidelines described above.

     Harris Trust and Savings Bank is the administrator of the Plan and acts as agent for participants in the Plan.

     The Plan supersedes in its entirety EastGroup's Dividend Reinvestment Plan. Stockholders who are currently participating in EastGroup's Dividend Reinvestment Plan will be automatically enrolled in the Plan.

     This Prospectus relates to 1,000,000 shares of Common Stock offered for purchase under the Plan. It should be retained for future reference. EastGroup's Common Stock is presently listed for trading on the New York Stock Exchange, Inc. ("NYSE"), under the symbol "EGP." To maintain its qualification as a real estate investment trust ("REIT") for federal income tax purposes, EastGroup's Articles of Incorporation, as amended, impose limitations on the number of shares of capital stock that may be held by any stockholder. See "The
Plan -- Restrictions on Ownership of Shares."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------

              The date of this Prospectus is               , 1998.

                             AVAILABLE INFORMATION

     EastGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EastGroup may be inspected at, and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning EastGroup. In addition, the Common Stock is traded on the NYSE under the symbol "EGP" and reports and other information can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     EastGroup has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock. This Prospectus constitutes the Prospectus of EastGroup, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated into this Prospectus by reference are the documents listed below filed by EastGroup under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from EastGroup, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer; telephone number (601) 354-3555.

     The following documents are hereby incorporated into this Prospectus by reference and are made a part hereof:

          (1) EastGroup Properties, Inc.'s Registration Statement on Form 8-B dated June 5, 1997.

          (2) EastGroup Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 1-7094).

          (3) EastGroup Properties, Inc.'s Proxy Material for its Annual Meeting of Stockholders held on June 4, 1998 (Commission File No. 1-7094).

          (4) EastGroup Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (Commission File No. 1-7094).

          (5) EastGroup Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (Commission File No. 1-7094).

          (6) EastGroup Properties, Inc.'s Quarterly Report on Form 10-Q/A dated August 19, 1998 (Commission File No. 1-7094).

          (7) EastGroup Properties, Inc.'s Current Report on Form 8-K dated February 23, 1998 (Commission File No. 1-7094).

          (8) EastGroup Properties, Inc.'s Current Report on Form 8-K dated June 1, 1998 (Commission File No. 1-7094).

          (9) EastGroup Properties, Inc.'s Current Report on Form 8-K dated June 19, 1998 (Commission File No. 1-7094).

     Each document filed by EastGroup subsequent to the date of this Prospectus pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all shares of Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Unless the context otherwise requires, all references in this Prospectus to "EastGroup" shall mean EastGroup Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, EastGroup Properties, Inc. only, and, as the context may require, their predecessors.

                                  THE COMPANY

     EastGroup is a self-administered REIT focused primarily on the ownership, acquisition and selective development of industrial properties located in major Sunbelt markets throughout the United States. EastGroup pursues a unique three-pronged investment strategy that includes: (i) the acquisition of industrial properties at favorable initial yields, with opportunities to improve cash flow performance through active and efficient management; (ii) the selective development of industrial properties in markets where EastGroup already has a presence and where market conditions justify such investments; and
(iii) the acquisition of existing public and private real estate companies or REITs. EastGroup is the successor to EastGroup Properties, a Maryland REIT ("Parent"). EastGroup was incorporated under the laws of the State of Maryland on April 4, 1997. Formed as a wholly-owned subsidiary of Parent, EastGroup merged with Parent on June 5, 1997 (the "Merger"), pursuant to the Agreement and Plan of Merger dated April 23, 1997 by and between EastGroup and Parent. As a result of the Merger, EastGroup succeeded to the business and operations of Parent.

     EastGroup's principal executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 354-3555.

                                USE OF PROCEEDS

     EastGroup will receive all proceeds from the sale of shares of Common Stock since the shares will be purchased by the Plan administrator from EastGroup. EastGroup does not know the number of shares of Common Stock that will ultimately be purchased pursuant to the Plan, or the prices at which such shares will be purchased. The proceeds from the purchases of shares of Common Stock under the Plan will be used for general corporate purposes, including, without limitation, the acquisition of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, development of new real estate properties, the repayment of debt and to fund working capital requirements.

                                    THE PLAN

PURPOSE AND FEATURES OF THE PLAN

     The purpose of the Plan is to provide stockholders of EastGroup and other investors with a convenient and economical way to purchase shares of Common Stock and to systematically build their investment through automatic dividend reinvestment and optional cash investments through the Agent (as defined below). There is no limit on the amount of dividends that may be reinvested under the Plan. The minimum amount of optional cash purchases under the Plan is $500 per investment. The maximum of optional cash purchases is $10,000 per quarter.

     The Plan enables participants in the Plan ("Participants") to (i) have all or part of their Common Stock dividends automatically reinvested in additional shares of Common Stock of EastGroup; (ii) make additional cash purchases of Common Stock, including monthly purchases by automatic deduction from a designated bank account; and (iii) make initial investments in Common Stock through the Plan. Because Common Stock acquired under the Plan will be purchased directly from EastGroup, no brokerage commissions will be incurred by Participants in making the purchases.

CONSIDERATIONS PRIOR TO PARTICIPATION

     Prior to participating in the Plan, new investors should consider the following. Certain fees are required under the Plan in the event the Participant requests that the Agent put one or more certificates representing Common Stock into safekeeping, in the event of a Participant's request for certificates for shares purchased under the Plan and in the event of termination by the Participant of his or her participation in the Plan. In addition, because the prices at which the Plan shares are purchased are averaged, Participants may lose certain advantages otherwise available from being able to select the timing of their investments. For example, because the price charged to Participants for shares purchased under the Plan is the average of the high and low sales prices on a certain date, Participants may pay a higher price for shares purchased under the Plan than for shares that could be purchased outside of the Plan on the same date. No interest is paid on initial or voluntary cash payments or reinvesting dividends pending their investment in Common Stock.

ADMINISTRATION OF THE PLAN

     Harris Trust and Savings Bank (the "Agent"), which also serves as EastGroup's transfer agent, registrar and dividend paying agent for the Common Stock, will administer the Plan, purchase and hold shares of Common Stock acquired under the Plan, keep records, send statements of account activity to Participants and perform other duties related to the Plan. Participants may contact the Agent by writing to:

                  Harris Trust and Savings Bank
                  Attention: Dividend Reinvestment Unit
                  311 West Monroe Street
                  P.O. Box A3309
                  Chicago, Illinois 60690

or by telephoning the Stockholder Customer Service Helpline as follows:

                  AUTOMATED STOCKHOLDER CUSTOMER SERVICE: (800) 942-5909 Available 24 hours a day, seven days a week.

                  CUSTOMER SERVICE REPRESENTATIVES: (800) 942-5909
                  Available 8:30 a.m. -- 5:00 p.m., Eastern Time, each business day.

                  NON-STOCKHOLDERS REQUESTING PLAN MATERIALS: (800) 286-9178 Available 24 hours a day, seven days a week.

     The Agent may also be contacted at the Internet address: www.harrisbank.com or the E-mail address: webshare@harrisbank.com.

ELIGIBILITY AND ENROLLMENT

     Any person or entity, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Plan, provided that such person fulfills the prerequisites for participation described herein.

     After being furnished with a copy of this Prospectus, eligible applicants may join the Plan in the following manner:

        - Existing stockholders of record can enroll in the automatic dividend reinvestment feature of the Plan at any time by completing and returning to EastGroup or the Agent such authorization form as EastGroup or the Agent may from time to time or upon request furnish a person or entity and which shall be returned to the Agent by such person or entity to indicate their election to participate in specified portions of the Plan (the "Authorization Form"). Reinvestment of dividends will commence with dividends paid on the next date on which dividends are paid on the Common Stock (the "Dividend Payment Date"). These dates usually occur in the fourth week of March, June, September and December.

        - Existing stockholders of record can make cash investments as often as monthly by completing and returning to EastGroup or the Agent the Authorization Form and a check or money order; provided, however that the minimum amount of any optional cash purchase under the Plan is $500 per investment and the maximum amount of optional cash purchases is $10,000 in any one quarter. Checks and money orders should be made payable to the order of "Harris Bank/EastGroup

          Properties, Inc." and sent directly to the Agent. Each statement sent to Plan Participants will include a tear-off form to accompany subsequent cash investments they may wish to make in any amount subject to the quarterly restrictions set forth above.

        - Any person or entity which is not a holder of record of shares of Common Stock may also enroll in the Plan by completing and signing an Authorization Form and returning it to the Agent together with a check or money order (an "Initial Cash Payment") payable to "Harris Bank/EastGroup Properties, Inc." in any amount not less than $500, but not more than $10,000. Upon acceptance of such Initial Cash Payment and completed Authorization Form, such person or entity will become a Participant under the Plan.

     Following an Initial Cash Payment, Participants may make cash investments by check, money order or automatic quarterly deduction from a designated bank account. Cash investments payable by automatic quarterly deduction from a designated bank account will be drawn on the day that is five business days prior to the Purchase Date (as defined herein), or the next business day if such date falls on a weekend or holiday, and will be invested in Common Stock on the next Purchase Date.

     Beneficial owners of Common Stock whose shares are registered in names other than their own (for example, in the name of a bank, broker, nominee or other record holder) may participate in the Plan by either arranging for participation with the bank, broker, nominee or other record holder or having their shares of Common Stock transferred into their own names. Although the Common Stock is not registered in their own names, EastGroup may permit participants in its employee benefits plan to participate in the Plan on such terms and conditions as EastGroup may from time to time establish for such purposes. EastGroup reserves the right to refuse to permit a bank, broker, nominee or other record holder to participate in the Plan if the terms of such participation would in EastGroup's judgment result in excessive cost or burden to EastGroup or endanger EastGroup's status as a REIT. EastGroup reserves the right to exclude from participation in the Plan or modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are not consistent with the purposes of the Plan, including but not limited to utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock.

PURCHASE PROCEDURES, PRICES AND CUSTODY OF SHARES

     The Agent shall purchase Common Stock on behalf of the Plan once a month, on the last business day of the month or on the Dividend Payment Date for the quarter if such date is not on the last business day of the month (each, a "Purchase Date"), with the proceeds of all dividend payments received by the Agent prior to such Purchase Date and "Cash Payments" (defined to include any cash investments, including Initial Cash Payments, made by Participants) received by the Agent at least two business days prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of Common Stock. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Agent between Purchase Dates. Accordingly, Participants are urged to time their investments so that they will be received shortly before, but not after, the regular investment deadline dates or to enroll in the automatic funds transfer option that assures the most timely transfer of funds to the Agent.

     The price at which Common Stock shall be purchased by reinvested dividends and for purchases made with Cash Payments shall be the average of the high and low sales prices of the shares of Common Stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions on the Purchase Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of Common Stock have been sold. If The Wall Street Journal is not published, in the case of reinvested dividends or in the case of a Cash Payment, on a Purchase Date, EastGroup may determine the price of the Common Stock by reference to The New York Times or by any other appropriate method.

     Cash Payments will not be accepted by the Agent if a Participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase or what the Participant's balance will be following a purchase. In addition, the Agent cannot purchase shares for a Participant without advance payment, nor can it refund any part of a Participant's Cash Payment unless a written request for a refund is received by the Agent at least two business days before the applicable Purchase Date. It is not possible for the Agent to tell a Participant in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the shares are purchased.

     All dividends paid on shares held in a Participant's account will be reinvested pursuant to the Plan. If any dividend or Cash Payment is not sufficient to purchase a whole share of Common Stock, a fractional share equivalent will be credited to a Participant's account and will earn a proportionate share of future dividends. All fractional shares are rounded to three decimal places.

     No interest will be paid on any funds held by the Agent in a Plan account.

CERTIFICATES FOR SHARES

     Shares purchased and held under the Plan will be held in safekeeping by the Agent in Agent's name or in the name of Agent's nominee. The number of shares (including fractional interests) held for each Participant will be shown on each account statement. Participants may obtain certificates for shares purchased under the Plan by notifying the Agent in writing to that effect and forwarding a $5.00 service fee with such notice. However, no certificate will be issued for fractional shares of Common Stock. Instead, the market value of any fractional shares will be paid in cash to a stockholder requesting a certificate for all of the stockholder's noncertificated shares of Common Stock. Participants will be charged a $5.00 service fee in the event of a request for certificates.

     Participants in the Plan have no right to draw checks or drafts against the shares held in the Participant's Plan account. A Participant who wishes to pledge or assign any such shares must request that a certificate for such shares be issued in the Participant's name.

SHARE SAFEKEEPING

     At the time of enrollment in the Plan or at any later time, Participants may use the Plan's share certificate safekeeping service to deposit any Common Stock certificates in their possession with the Agent. By using the Plan's share safekeeping service, Participants no longer bear the risk associated with the loss, theft or destruction of stock certificates. Participants who wish to deposit their Common Stock certificates with the Agent must mail their written request, a $5.00 service fee and their certificates to the Agent. The certificates should not be endorsed. It is recommended that when mailing certificates to the Agent, the Participant should use registered, insured mail. Participants will be charged a fee of $5.00 for each transaction involving the putting of one or more certificates into safekeeping.

NO SALE OF SHARES THROUGH PLAN

     Participants may not sell shares through the Plan. A Participant must terminate the account to the extent of those shares of Common Stock the Participant intends to sell and the Participant is solely responsible for the sale of such shares. See "Modification or Termination of Participation."

VOTING OF SHARES

     All Common Stock credited to a Participant's account under the Plan shall be voted by the Participant. If, on the record date for a meeting of stockholders, there are shares of Common Stock credited to the Plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Common Stock, including shares of Common Stock credited to the Participant's Plan account. If the Participant returns an executed proxy to the Agent, the Common Stock will be voted as directed with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of the Common Stock in person at the meeting. In the absence of any such direction or attendance at the meeting, such Common Stock will not be voted by the Agent.

STOCK SPLITS OR STOCK DIVIDENDS

     Any dividends of Common Stock resulting from stock splits or stock dividends will be credited to the Participant's Plan account.

MODIFICATION OR TERMINATION OF PARTICIPATION

     Participants may modify participation in the dividend reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of shares of Common Stock with which they wish to participate. A Participant, by notifying the Agent in writing, may also request that (i) the Agent send all future dividends to the Participant by check and continue to hold the Participant's shares in the Plan account; or (ii) the Agent discontinue any automatic withdrawals of funds and purchase of shares. Participants may terminate participation in the dividend reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect and forwarding a $5.00 service fee with such notice. Any notice is effective only upon receipt. If such notice is received by the Agent before any record date for dividend payment, the Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Dividend Payment Date. A service charge of $5.00 will be charged by the Agent and is required to be forwarded by the Participant with any notice of termination or such fee may be deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan. To reenter the Plan after termination, the stockholder must complete a new Authorization Form. The Agent may terminate the participation of any account by written notice to the Participant and EastGroup. Upon termination of participation in the Plan, the Agent will send the Participant a certificate for the Common Stock and cash for any fractional shares of Common Stock, as provided herein.

     The Agent shall terminate the Participant's Plan account upon receipt of written notice of the Participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all Common Stock in the Participant's Plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Common Stock.

     EastGroup reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices not consistent with the purposes of the Plan, including, but not limited to, utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock.

RESPONSIBILITIES OF EASTGROUP AND THE AGENT

     Neither EastGroup, the Agent, nor any agent for either, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (i) arising out of a failure to terminate the Participant's account upon such Participant's death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency; (ii) with respect to the prices at which Shares are purchased for a Participant's account; or (iii) with respect to any fluctuation in market value before or after any purchase of shares. Neither the Agent, EastGroup, nor any agent for either, shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

     EastGroup's obligation to offer, issue or sell its Common Stock hereunder shall be subject to EastGroup's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Stock. EastGroup may elect not to offer or sell its Common Stock hereunder to stockholders residing in any jurisdiction where, in the sole discretion of EastGroup, the burden or expense of compliance with applicable blue sky or securities laws makes that offer or sale impracticable or inadvisable.

     Since EastGroup has delegated responsibility for administering the Plan to the Agent, EastGroup specifically disclaims any responsibility for any of the Agent's actions or inactions in connection with the administration of the Plan. Neither the directors, officers nor stockholders of EastGroup shall have any personal liability under the Plan. Any such limited liability provisions do not extend to violations of the federal securities laws.

     EastGroup reserves the right to modify, suspend or terminate the Plan at any time. Participants in the Plan will be notified of any suspension, termination or significant modification of the Plan. EastGroup also reserves the right to refuse to permit any broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in EastGroup's judgment result in excessive cost or burden to EastGroup or endanger EastGroup's status as a REIT. EastGroup reserves the right to interpret and regulate the Plan at its discretion.

     The risk to Participants is the same as with any other investment in Common Stock of EastGroup. Participants must recognize that neither EastGroup nor the Agent can in any way assure a profit or protect against a loss to a Participant on shares purchased under the Plan.

     EastGroup takes no position on whether current stockholders or other investors should participate in the Plan.

RESTRICTIONS ON OWNERSHIP OF SHARES

     For EastGroup to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because EastGroup expects to continue to qualify as a REIT, EastGroup's Articles of Incorporation, as amended, contain a restriction that provides that ownership by a single holder of more than 9.8% of any class or series of the capital stock of EastGroup is restricted in order to ensure that EastGroup remains a qualified REIT for federal income tax purposes.

                                TAX CONSEQUENCES

     Under Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as taxable notwithstanding that the dividends are reinvested in stock. A Participant will be treated for federal income tax purposes as having received on each dividend payment date a distribution equal to the fair market value of the shares of Common Stock purchased plus any cash actually distributed.

     Distributions of REITs are treated as dividends to the extent a REIT has earnings and profits for federal income tax purposes. To the extent that the amount distributed by a REIT exceeds the current and accumulated earnings and profits of the REIT, the distribution will first be treated as a return of capital to the stockholder to the extent of basis, with any excess taxable as gain realized from the sale of shares.

     The holding period for shares credited to a Participant's Plan account pursuant to the dividend reinvestment aspect of the Plan will begin on the day following the date on which the shares were purchased for the Participant's account. The holding period for shares purchased by optional cash payments will begin on the day following the date of purchase. In the case of stockholders whose dividends are subject to United States federal income tax withholding or backup withholding, the Agent will reinvest dividends less the amount of tax required to be withheld.

     Participants in the Plan are urged to consult with their own tax advisors with respect to federal, state, local and other tax laws applicable to their specific situations. In addition, the tax consequences of participation in the Plan by retirement plans differ from those outlined herein for individuals. Since the laws and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, a retirement plan considering such participation should consult with its own retirement plan trustees, custodians or tax advisors for specific information.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of EastGroup as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, and the December 31, 1997 historical summaries of gross income and direct operating expenses of Wal-Mart Distribution Center, World Houston 1 and 2, Estrella Distribution Center and Industry Distribution Center, have been incorporated by reference in the Prospectus and Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Securities will be passed upon for EastGroup by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("Commission") registration fee.

Commission Registration Fee.................................    $ 5,080
New York Stock Exchange, Inc. Listing Fee...................    $ 3,750
Blue Sky fees and expenses..................................    $   500
Printing and engraving expenses.............................    $ 5,000
Legal fees and expenses.....................................    $ 5,000
Accounting fees and expenses................................    $ 5,000
Miscellaneous...............................................    $ 5,670
                                                                -------
          Total.............................................    $30,000
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     EastGroup's Articles of Incorporation, as amended, contain a provision authorizing EastGroup to indemnify and hold harmless, to the fullest extent permitted by Maryland law, directors and officers involved in an action, suit or proceeding.

     Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which EastGroup is organized, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director received an improper personal benefit or, with respect to a criminal action or proceeding, the director had no reasonable cause to believe the director's conduct was unlawful.

     EastGroup has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized EastGroup to enter into an Indemnification Agreement with each of the future directors and officers of EastGroup. The Indemnification Statute permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of directors and officers, including insurance. The Board of Directors has approved and the stockholders have ratified the Indemnification Agreement, which is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

     The Indemnification Agreement provides that EastGroup shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of EastGroup, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by Maryland law. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available to the Indemnitee who is adjudged liable on the basis that a personal benefit was improperly received or who pays any amount in settlement of a proceeding without EastGroup's written consent.

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith (or incorporated by reference):

(5) Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered.+
(23)(a)  Consent of KPMG Peat Marwick LLP.+
    (b) Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).
(24)     Powers of Attorney.+
(99)     EastGroup Properties, Inc. Direct Stock Purchase and
         Dividend Reinvestment Plan.+

---------------

+ Filed herewith.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi as of the 31st day of August 1998.

                                          EASTGROUP PROPERTIES, INC.

                                          By: /s/ DAVID H. HOSTER II
                                            ------------------------------------
                                            David H. Hoster II
                                            President and Chief Executive
                                              Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of David H. Hoster II or N. Keith McKey his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated and on the dates indicated.

                      NAME                                       TITLE                      DATE
                      ----                                       -----                      ----
/s/ LELAND R. SPEED                               Chairman and Director                August 31, 1998
------------------------------------------------
Leland R. Speed

/s/ DAVID H. HOSTER II                            Chief Executive Officer, President   August 31, 1998
------------------------------------------------  and Director
David H. Hoster II

/s/ N. KEITH MCKEY                                Executive Vice President, Chief      August 31, 1998
------------------------------------------------  Financial Officer, Treasurer and
N. Keith McKey                                    Secretary

/s/ DIANE W. HAYMAN                               Vice President and Controller        August 31, 1998
------------------------------------------------  (Principal Accounting Officer)
Diane W. Hayman

/s/ ALEXANDER G. ANAGNOS                          Director                             August 20, 1998
------------------------------------------------
Alexander G. Anagnos

/s/ H.C. BAILEY, JR.                              Director                             August 19, 1998
------------------------------------------------
H.C. Bailey, Jr.

/s/ FREDRIC H. GOULD                              Director                             August 31, 1998
------------------------------------------------
Fredric H. Gould

/s/ DAVID M. OSNOS                                Director                             August 20, 1998
------------------------------------------------
David M. Osnos

/s/ JOHN N. PALMER                                Director                             August 31, 1998
------------------------------------------------
John N. Palmer